                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]   CONFIDENTIAL, FOR USE OF THE
                                                 COMMISSION ONLY (AS PERMITTED
[X]  Definitive Proxy Statement                  BY RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                             SEI Investments Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                    SEI INVESTMENTS NOTICE OF ANNUAL MEETING

                     OF SHAREHOLDERS TO BE HELD MAY 14, 2002

SEI INVESTMENTS COMPANY, OAKS, PA 19456-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2002

The Annual Meeting of Shareholders of SEI Investments Company (the "Company"), a Pennsylvania business corporation, will be held at 10:00 a.m., EST, Tuesday, May 14, 2002, at 1 Freedom Valley Drive, Oaks, PA 19456-1100, for the following purposes:

1.   To elect three directors for a term expiring at the 2005 Annual Meeting;
     and

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 1, 2002 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By order of the Board of Directors,

William M. Doran
Secretary, April 3, 2002

Your vote is important. Accordingly, you are asked to complete, sign, and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States.

SEI INVESTMENTS COMPANY, OAKS, PA 19456-1100

PROXY STATEMENT

2002 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Investments Company (the "Company") of proxies for use at the 2002 Annual Meeting of Shareholders of the Company to be held on May 14, 2002 (the "2002 Annual Meeting") and at any adjournments thereof. Action will be taken at the meeting upon the election of three directors and such other business as may properly come before the meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card, and the Company's Annual Report for 2001 will first be sent to the Company's shareholders on or about April 11, 2002.

Voting at the Meeting

Only the holders of the Company's Common Stock, par value $.01 per share ("Shares"), of record at the close of business on April 1, 2002 are entitled to vote at the 2002 Annual Meeting. On that date there were 109,691,395 Shares outstanding and entitled to be voted at the meeting. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on the books of the Company. See "Ownership of Shares" for information regarding the ownership of Shares by directors, nominees, officers, and certain shareholders of the Company.

The Shares represented by each properly executed proxy card will be voted in the manner specified by the shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to the Board of Directors of the nominees listed herein. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Execution of the accompanying proxy card will not affect a shareholder's right to attend the 2002 Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted. Under the Pennsylvania Business Corporation Law, if a shareholder (including a nominee, broker, or other record owner) records the fact of abstention or fails to vote (including broker non-votes) either in person or by proxy, such action is not considered a vote cast and will have no effect on the election of directors but will be considered present for purposes of determining a quorum.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members and is divided into three classes, two classes comprising three directors each, and one class comprising two directors. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal. Subject to shareholder approval at this meeting, three directors will be elected for the current class. This class will be elected at the 2002 Annual Meeting by a plurality of votes cast at the meeting.

Mr. Porter, Ms. McCarthy and Ms. Blumenstein, each of whom are current members of the Board of Directors, have been nominated by the Board of Directors for election as directors at the 2002 Annual Meeting. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary. The nominees have consented to be named and to serve if elected. The Company does not know of anything that would preclude the nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend or the number of directors to be elected at the 2002 Annual Meeting will be reduced accordingly.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of Mr. Porter, Ms. McCarthy and Ms. Blumenstein as directors at the 2002 Annual Meeting.

Set forth below is certain information concerning Mr. Porter, Ms. McCarthy and Ms. Blumenstein and each of the five other current directors whose terms continue after the 2002 Annual Meeting.

Nominees for election at the 2002 Annual Meeting:

Henry H. Porter, Jr., 67, has been a director since September 1981 and is a member of the Audit, Compensation and Stock Option Committees of the Board of Directors. Since June 1980, Mr. Porter has been a private investor and financial consultant. Mr. Porter is a member of the board of directors of Caldwell & Orkin Funds, Inc., which is a registered mutual fund company.

Kathryn M. McCarthy, 53, has been a director since October 1998. Since that time, Ms. McCarthy also has been a member of the Audit and Stock Option Committees of the Board of Directors. Since February 2000, Ms. McCarthy has been the Director of Client Advisory Services with Rockefeller & Company, Inc. - Family Office and a Director of the Rockefeller Trust Company (New York and Delaware). From November 1996 to June 1999, Ms. McCarthy was President of MARUJUPU, LLC - Family Office, an investment management and estate-planning company; and from June 1999 to July 2000, Ms. McCarthy has been a consultant to MARUJUPU, LLC - Family Office. From June 1992 to October 1996, Ms. McCarthy was a senior financial counselor/portfolio manager with Rockefeller & Company, Inc - Family Office. Ms. McCarthy beneficially owns a majority equity interest in the holding company that owns Clifford Asset Management ("CAM"), a registered investment advisor that utilized investment products and services of the Company for the benefit of CAM's clients in 2001. In 2001, CAM received approximately $500,000 in revenue from investments by CAM's clients in mutual funds and/or other Family Office investment products of the Company. Effective January 1, 2002, all of the Company's accounts held by CAM were sold to an independent third party Company advisor.

Sarah W. Blumenstein, 55, has been a director since May 2001. Since 1996, Ms. Blumenstein has served as a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. Since 1994,

Ms. Blumenstein has served as a court appointed Special Advocate for the Juvenile Court of Cook County. Ms. Blumenstein is currently a member of the board of directors of the Lake Forest Hospital, Children's Memorial Institute for Education and Research, the Women's Board of Children's Memorial Medical Center, the Women's Board of Lake Forest College and Stanford Associates.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2003:

Henry H. Greer, 64, has been a director since November 1979. Mr. Greer served as the Company's President and Chief Operating Officer from August 1990 until March 1999, and as the Company's Chief Financial Officer from September 1996 until March 1999. From May 1989 until August 1990, Mr. Greer served as President of the Company's Benefit Services Division under a consulting arrangement. For the eleven-year period prior to August 1990, Mr. Greer was President of the Trident Capital Group, a venture capital firm.

Richard B. Lieb, 54, has been an Executive Vice President of the Company since October 1990 and a director since 1994. Mr. Lieb currently is on assignment with the SEI Center at the Wharton School and is a Senior Fellow at Wharton. Mr. Lieb was President of the Company's Investment Systems and Services Unit from 1995 until 2001. Mr. Lieb was President and Chief Executive Officer of the Company's Insurance Asset Services Division from March 1989 until October 1990. From 1986 to 1989, Mr. Lieb served in various executive positions with the Company. Mr. Lieb is a member of the board of directors of Finisar Corporation and OAO Technology Solutions, Inc., each of which is a publicly traded technology company.

Carmen V. Romeo, 58, has been an Executive Vice President of the Company since December 1985 and a director since June 1979. Mr. Romeo was Treasurer and Chief Financial Officer of the Company from June 1979 until September 1996. Mr. Romeo is also a member of the Board of Trustees of LaSalle University, Philadelphia, PA

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2004:

Alfred P. West, Jr., 59, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1968. From June 1979 until August 1990, Mr. West also served as the Company's President. He is a member of the Compensation Committee of the Board of Directors.

William M. Doran, 61, has been a director since March 1985 and is a member of the Compensation Committee of the Board of Directors. Mr. Doran is Secretary of the Company and since October 1976 has been a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, which firm provides significant legal services to the Company, its subsidiaries and its mutual funds. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Index Funds, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, SEI Insurance Products Trust, The Arbor Fund, The Advisors' Inner Circle Fund, The MDL Funds and Expedition Funds, each of which is an investment company for which the Company's subsidiaries act as advisor, administrator and/or distributor.

BOARD AND COMMITTEE MEETINGS

The Board of Directors of the Company held four meetings in 2001. During the year, each director attended at least seventy five percent of the meetings of the Board of Directors and of the committees on which he or she served. Standing committees of the Board of Directors of the Company are the Compensation Committee, the Stock Option Committee and the Audit Committee.

During 2001, the Compensation Committee met five times. The principal function of the Compensation Committee is to administer the Company's compensation programs, including certain stock plans and bonus and incentive plans. The Compensation Committee also reviews with management and approves the salaries of senior corporate officers and employment agreements between the Company and senior corporate officers. The members of the Compensation Committee are Messrs. West, Doran and Porter.

During 2001, the Stock Option Committee met five times. The principal function of the Stock Option Committee is to administer the Company's stock option plan. The members of the Stock Option Committee are Mr. Porter, Ms. McCarthy and Ms. Blumenstein.

During 2001, the Audit Committee met four times. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and systems of internal financial controls; monitor the independence and performance of the Company's independent auditors and internal auditing activities; and provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors. The Audit Committee has three members, Mr. Porter, Ms. McCarthy and Ms. Blumenstein, each of whom is independent.

The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's shareholders. All such recommendations should be submitted in writing to the Board of Directors at the Company's principal office.

OWNERSHIP OF SHARES

The following table contains information as of March 1, 2002 (except as noted) relating to the beneficial ownership of Shares by each of the members of the Board of Directors, by the Chief Executive Officer and each of the four most highly compensated executive officers of the Company, by members of the Board of Directors and all of the Company's executive officers as a group, and by the holders of 5% or more of the total Shares outstanding. As of March 1, 2002, there were 109,452,721 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of the Company. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed.

------------------------------------------------------------------------------
Name of Individual                                  Number of     Percent of
or Identity of Group                              Shares Owned     Class (1)
------------------------------------------------------------------------------
Alfred P. West, Jr. (2).......................      25,138,145       22.94%
William M. Doran (3)(4).......................      10,802,087        9.87%
Carmen V. Romeo (3)(5)........................       2,248,350        2.05%
Richard B. Lieb (3)...........................       1,031,600            *
Edward D. Loughlin (3)........................         838,078            *
Carl A. Guarino (3)...........................         807,386            *
Dennis J. McGonigle (3).......................         598,123            *
Henry H. Porter, Jr. (3)......................         417,900            *
Henry H. Greer (3)............................         241,320            *
Kathryn M. McCarthy (3).......................          60,600            *
Sarah W. Blumenstein..........................           1,744            *
All executive officers and directors
as a group (21 persons) (6)...................      35,164,271        31.1%
Thomas W. Smith (7)...........................       9,508,069        10.5%
Thomas N. Tryforos (7)........................       7,130,714         7.9%
------------------------------------------------------------------------------
* Less than one percent.

(1) Applicable percentage of ownership is based on 109,452,721 shares of Common Stock outstanding on March 1, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 1, 2002 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each Shareholder identified in the table possesses sole voting and investment power with respect to all Shares of Common Stock shown as beneficially owned by such Shareholder.

(2) Includes an aggregate of 24,000 Shares held by Mr. West's wife and 4,939,574 Shares held in trusts for the benefit of Mr. West's children, of which Mr. West's wife is a trustee or co-trustee. Also includes 108,000 Shares that may be acquired upon exercise of stock options exercisable within 60 days of March 1, 2002 held in a trust of which Mr. West is a trustee and 36,000 Shares held in a trust of which Mr. West is a trustee. Mr. West disclaims beneficial ownership of the Shares held in these trusts. Also includes 4,537,500 Shares held by APWest Associates, L.P., a Delaware limited partnership of which Mr. West is the sole general partner, and 3,192,934 Shares held in a trust of which Mr. West is the sole trustee. Mr. West's address is c/o SEI Investments Company, Oaks, PA 19456-1100.

(3) Includes, with respect to Messrs. Doran, Romeo, Lieb, Loughlin, Guarino, McGonigle and Porter and Ms. McCarthy, 36,000, 309,000, 462,000, 788,000,
     454,000, 502,000, 156,000 and 60,000 Shares, respectively, that may be acquired upon exercise of stock options exercisable within 60 days of March 1, 2002.

(4) Includes an aggregate of 4,203,880 Shares held in trust for the benefit of Mr. West's children, of which Mr. Doran is a co-trustee and, accordingly, shares voting and investment power, 1,543,494 Shares held in trusts for the benefit of Andrew Palmer West, Mr. West's son, and 4,457,005 Shares held by APWest Associates, L.P., a limited partnership whose sole limited partner is a trust of which Mr. Doran is a co-trustee. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts and held by APWest Associates, L.P. Also includes 7,600 shares held by Mr. Doran's wife and 120,000 shares in a trust of which Mr. Doran is a trustee.

(5) Includes an aggregate of 34,200 Shares held in custodianship for the benefit of Mr. Romeo's minor children, of which Mr. Romeo's brother is a custodian. Mr. Romeo disclaims beneficial ownership of the Shares held in custodianship.

(6) Includes 3,544,000 Shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 1, 2002.

(7) Information is as of December 31, 2001 and is based on a Form 13G filed with the Securities and Exchange Commission by Messrs. Smith and Tryforos on February 14, 2002. Messrs. Smith and Tryforos share voting and investment power with respect to 8,108,069 Shares in their capacities as general partners to private investment limited partnerships and trustees of a profit sharing trust. Messrs. Smith and Tryforos have sole voting and investment power with respect to 2,377,355 and no Shares, respectively. The address of Messrs. Smith and Tryforos is 323 Railroad Avenue, Greenwich, CT 06830.

EXECUTIVE COMPENSATION

The Summary Compensation Table set forth below includes individual compensation information on the Company's Chief Executive Officer and the Company's four other most highly paid executive officers for services rendered in all capacities for the years ended December 31, 2001, 2000 and 1999.

Summary Compensation Table
-----------------------------------------------------------------------------------------------------------
                                                                               Long-Term
                                                                          Compensation Awards
                                                                          -------------------
                                                                               Securities
                                                                               Underlying       All Other
                                      Fiscal        Salary        Bonus         Options/       Compensation
Name & Principal Position              Year         ($)(1)        ($)(2)          SARs            ($)(3)
-----------------------------------------------------------------------------------------------------------
Alfred P. West, Jr.                    2001        $310,000      $150,000          -0-            $6,800
  Chairman of the Board and            2000        $310,000      $520,000          -0-            $3,840
  Chief Executive Officer              1999        $321,923      $524,784          -0-            $3,840
-----------------------------------------------------------------------------------------------------------
Carmen V. Romeo                        2001        $250,000      $250,000         15,000          $6,800
  Director and Executive               2000        $250,000      $480,000         15,000          $3,840
                                       1999        $259,615      $463,710         15,000          $3,840
-----------------------------------------------------------------------------------------------------------
Edward D. Loughlin                     2001        $250,000      $250,000         15,000          $6,800
  Executive Vice President             2000        $250,000      $450,000         15.000          $3,840
                                       1999        $259,615      $366,850         15,000          $3,840
-----------------------------------------------------------------------------------------------------------
Dennis J. McGonigle                    2001        $200,000      $200,000         15,000          $6,800
   Executive Vice President            2000        $200,000      $300,000         20,000          $3,840
                                       1999        $207,692      $281,880         30,000          $3,840
-----------------------------------------------------------------------------------------------------------
Carl A. Guarino                        2001        $200,000      $200,000         15,000          $6,800
  Executive Vice President             2000        $200,000      $300,000         15,000          $3,840
                                       1999        $207,692      $292,320         15,000          $3,840
-----------------------------------------------------------------------------------------------------------

(1) Compensation deferred at the election of the executive, pursuant to the Company's Capital Accumulation Plan ("CAP"), is included in the year earned.

(2) Cash bonuses for services rendered during 2001, 2000 and 1999 have been listed in the year earned, but were actually paid in the following fiscal year.

(3)  The stated amounts are Company matching contributions to the CAP.

The Company has an employment agreement with Mr. West (which renews annually in May) pursuant to which he is entitled to a certain minimum base salary, a bonus based on the performance of the Company, and certain retirement benefits.

The Securities and Exchange Commission's proxy rules also require disclosure of the range of potential realizable values from stock options granted during the fiscal year ended December 31, 2001, at assumed rates of stock price appreciation through the expiration date of the options, and the value realized from the exercise of options during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year
----------------------------------------------------------------------------------------
                                              Individual Grants
                      ------------------------------------------------------------------
                       Number of
                       Securities     % of Total      Exercise
                       Underlying    Options/SARs        or                   Grant Date
                      Options/SARs    Granted to     Base Price                 Present
                        Granted      Employees in    per Share    Expiration   Value ($)
                        (#) (1)     Fiscal Year (2)    ($/Sh)        Date         (3)
----------------------------------------------------------------------------------------
Alfred P. West, Jr.       -0-             0.0%          N/A          N/A          $0
Carmen V. Romeo          15,000           1.0%         $42.86     12/13/2011   $327,600
Edward D. Loughlin       15,000           1.0%         $42.86     12/13/2011   $327,600
Dennis J. McGonigle      15,000           1.0%         $42.86     12/13/2011   $327,600
Carl A. Guarino          15,000           1.0%         $42.86     12/13/2011   $327,600
----------------------------------------------------------------------------------------

(1) All options granted to the named executive officers were nonqualified options granted on December 13, 2001, at an exercise price equal to the fair market value on such date. The December 13, 2001 options vest fifty percent upon the Company's attainment of diluted earnings per share of $2.10 during a twelve-month reporting period and the other fifty percent upon the Company's attainment of diluted earnings per share of $3.25 during a twelve-month reporting period or fully vest on the seventh anniversary from the date of grant.

(2)  Based on total number of options granted to employees in 2001 of 1,490,500.

(3) Based on the Black-Scholes stock option pricing model price using the following assumptions:

                                                               December 13, 2001
--------------------------------------------------------------------------------
Price                                                                     $21.84
--------------------------------------------------------------------------------
Risk free rate                                                            5.130%
--------------------------------------------------------------------------------
Beta                                                                      41.37%
--------------------------------------------------------------------------------
Dividend Yield                                                             0.14%
--------------------------------------------------------------------------------
Exercise Date                                                            7 years
--------------------------------------------------------------------------------

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
----------------------------------------------------------------------------------------------------------------------
                                                        Number of Securities Underlying      Value of Unexercised,
                                                         Unexercised Options Held at        In-the-Money Options at
                               Shares         Value          Fiscal Year End (#)            Fiscal Year End ($) (2)
                            Acquired on     Realized    -------------------------------  -----------------------------
                            Exercise (#)     ($) (1)      Exercisable   Unexercisable     Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------------------
Alfred P. West, Jr......           -0-    $         0          -0-             -0-        $         0     $        0
Carmen V. Romeo.........       300,000    $11,164,294      309,000          69,000        $11,914,990     $ 1,064,440
Edward D. Loughlin......       100,000    $ 3,729,353      788,000          63,000        $32,764,513     $   888,530
Dennis J. McGonigle.....        96,000    $ 4,802,355      502,000          95,000        $20,199,303     $ 1,601,300
Carl A. Guarino.........        50,000    $ 1,886,692      454,000          63,000        $17,410,773     $   741,780
----------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the closing price of the Company's Common Stock on the exercise date and the exercise price of the options.

(2) Represents the difference between the closing price of the Company's Common Stock at December 31, 2001 ($45.11) and the exercise price of the options.


Director Compensation

Each director who is not an employee of the Company receives $1,800 per meeting attended and an annual retainer of $10,800. The chairman of the Audit Committee receives an additional annual fee of $2,400.

In 2001, Messrs. Doran, Greer and Porter, Ms. McCarthy and Ms. Blumenstein, the Company's non-employee directors, each received options to purchase 4,000 Shares at an exercise price of $42.86 per share under the SEI Investments Company 1998 Equity Compensation Plan. These options have an exercise price equal to the fair market value of the Shares as of the date of grant and a ten-year term. The options become exercisable in two equal installments upon achievement by the Company of certain diluted earnings-per-share goals; provided that all options fully vest upon the seventh anniversary of the date of the option grant.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE COMPENSATION COMMITTEE AND THE AUDIT COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 12 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Compensation Committee Report on Executive Compensation

The Compensation Committee, consisting of two non-employee directors and Mr. West, the Chairman and Chief Executive Officer and largest shareholder of the Company, approves all policies and plans under which compensation is paid or awarded to management employees. Included in this group are management level employees of all of its business units other than sales employees who are under sales commission compensation plans.

The Company's compensation philosophy (which is intended to apply to all members of management, including the Chairman and Chief Executive Officer), as implemented by the Compensation Committee, is to provide a compensation program for management which results in competitive levels of compensation and which emphasizes incentive plans aligned with attaining the Company's annual goals and longer-term objectives. The Company believes that this approach enables it to attract, retain and reward highly qualified personnel and helps the Company achieve its goals.

The compensation program consists of base salary; bonuses pursuant to incentive plans; and grants of stock options (in addition to benefits afforded all employees such as healthcare insurance and stock purchase and defined contribution plans).

In 1997, the Compensation Committee retained an independent compensation consulting firm to review compensation levels for senior management and its overall compensation program. Its review included a comparison of compensation of senior management (approximately 20 senior executives) to the compensation for senior management of comparable companies and interviews with individual members of senior management. As a result of this review, the Compensation Committee implemented certain changes in the compensation program to (1) align compensation more closely to long- and short-term profitability of the Company and other Company financial goals and (2) encourage long-term stock ownership by senior management.

The discussion below describes the Compensation Committee's compensation process for 2001 and its strategies for compensation in 2002.

Base Salaries

The Compensation Committee seeks to set base salaries for management employees at levels that are competitive with salaries paid to management with comparable qualifications, experience, and responsibilities at companies of comparable size engaged in the same or similar businesses as the Company. Since 1992, the Committee has minimized base salary increases. The Committee expects to continue to minimize base salary increases with incentive compensation tied to performance objectives becoming a larger portion of overall compensation. Base salaries, however, may be adjusted for individuals to reflect competitive job market conditions or if an employee is promoted or given increased responsibilities.

Incentive Bonuses

During the first quarter of each year, the Compensation Committee reviews target performance goals which are developed by the Chief Executive Officer and senior management of each business unit of the Company. The Compensation Committee uses these to set threshold and target performance goals for purposes of the incentive compensation plan for the year. Goals are established at the corporate level and also at business unit levels. Bonus pools for achieving targets are established for business units and for senior management (including the Chief Executive Officer). Each individual is then assigned a target compensation award. For 2001, this award was based on two indices, a corporate goal index and a unit goal index. There is an accelerator for performance that exceeds either the corporate or unit goals, as well as a decelerator for performance that falls short of goals. Although sales compensation continues to be based in part on a standard revenue payout, there also is incorporated a corporate goal index and unit goal index, with dampened accelerators and decelerators, in the computation of sales compensation.

During December of each year, the Compensation Committee reviews the Company's actual performance as compared to the threshold and target goals and determines the total amount of bonuses for the year and the specific bonus to be paid to the Chief Executive Officer. In addition, the size of the final bonus pools may be adjusted for non-financial achievements, changes in the business units or other organizational changes during the year. The amount of the bonus paid to each member of senior management (other than the Chief Executive Officer) is based upon recommendations from the Chief Executive Officer and reflects, in addition to overall Company performance, the performance of his or her business unit, and any individual achievements during the year as well as internal and client evaluations. The amount of the bonus paid to the Chief Executive Officer of the Company is determined by the non-employee members of the Compensation Committee based upon the Company's achievement of profitability and revenue growth goals and the achievement of strategic organizational goals. In each case, the incentive compensation plan determines the starting point for these bonuses and, in most cases, reflects the amount of bonus ultimately awarded.

The Company achieved approximately 90% of its corporate earnings per share goal for 2001 but because of decelerators tied to corporate goals and the fact that not all business units achieved their targets, the incentive compensation payments for 2001 ranged from 50% to 65% of the target amounts for 2001. However, the total of incentive compensation paid for 2001 was approximately $3.5 million higher than 2000 because of an increase in the number of employees eligible for incentive compensation. Overall, the total of incentive compensation and sales compensation paid for 2001 was $11.7 million lower than for 2000.

For 2002, the Compensation Committee again adopted an incentive compensation plan that is based on assigning each employee an individual target compensation award. The actual award is then based on the achievement of (1) the corporate goal and (2) the employee's business unit goals. The Compensation Committee believes that the establishment of individual target awards and objective measurement standards gives employees more predictability as to the incentive compensation to be achieved.

Stock Options

Prior to 1992, the philosophy of the Company was to grant stock options to senior management as an additional form of compensation for services rendered. In accordance with this philosophy, senior management normally would receive option grants each year except that Mr. West, the Chairman, Chief Executive Officer and largest shareholder of the Company, has never received stock option grants from the Company. The Board of Directors has a Stock Option Committee that met five times in 2001 whose principal function is to administer the Company's stock option plan.

Stock option grants are viewed by the Committee as an important means of aligning the interest of management and employees with shareholders. The Company implemented changes in its stock option plans and related plans at the end of 1997 that are intended to encourage long-term stock ownership by employees and which tie vesting of stock options to financial performance by the Company. Beginning with stock options granted at the end of 1997, the stock options vest at a rate of 50% when a specified earnings-per-share target is achieved and the remaining 50% when a second, higher specified earnings-per-share target is achieved. In any event, the options fully vest after seven years. The Company also has a stock ownership program that makes loan guarantees available for employees who exercise stock options and also permits a deferral plan for stock options. For 2001, the Committee recommended increasing the number of employees eligible for year-end stock options. Options were granted to 528 employees in 2001 as compared to 404 employees in 2000.

Application of Section 162(m)

Payments during 2001 to the Company's management employees as discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention to consider the deductibility of compensation under section 162(m).

Compensation Committee:

Alfred P. West, Jr.
William M. Doran
Henry H. Porter, Jr.

Compensation Committee Interlocks and Insider Participation

Members of the Company's Compensation Committee are Messrs. West, Doran and Porter. Mr. West is the Chief Executive Officer of the Company. Mr. Doran is a partner in the law firm of Morgan, Lewis & Bockius LLP, which performed services for the Company during the year ended December 31, 2001. The Company intends to retain the services of this firm in 2002.

Audit Committee Report

The Audit Committee of the SEI Investments Company Board of Directors (the "Audit Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors that complies with the rules adopted by the Nasdaq National Market (for a full copy of the written Charter, see Exhibit A). The members of the Audit Committee are Henry H. Porter, Jr. (Chair), Kathryn M. McCarthy and Sarah W. Blumenstein. The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met four times in 2001 and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Audit Committee:

Henry H. Porter, Jr. (Chair)
Kathryn M. McCarthy
Sarah W. Blumenstein

Stock Price Performance Graph

The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total return (based upon changes in share prices) of the Company's Common Stock against the NASDAQ National Market System ("NASDAQ Market Index") and a peer industry group that consists of software and data processing companies (40%) and financial and fund management companies (60%). The percentage allocation for each industry group is based on the approximate percentage of the Company's revenue attributable to each line of business during the fiscal year ended December 31, 2001. The graph assumes a $100 investment on January 1, 1996 and the reinvestment of all dividends.

Comparison of Cumulative Total Return of SEI Investments, Industry Index, and NASDAQ Market Index


                                  [LINE CHART]

Other Matters

As of the date of this Proxy Statement, management knows of no other matters to be presented for action at the 2002 Annual Meeting. However, if any further business should properly come before the 2002 Annual Meeting, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

Information Concerning Independent Auditors

In past years, the Audit Committee has recommended the appointment of independent auditors for the current year to the Board of Directors, which in turn has recommended ratification of such appointment by our shareholders. Arthur Andersen LLP has served as our independent auditor since 1969 and is familiar with the Company's business affairs, financial controls and accounting procedures. However, during the past several months the Audit Committee has been monitoring, and will continue to monitor, ongoing developments relating to the investigation of Arthur Andersen and criminal allegations that have been brought against the firm. Accordingly, the shareholders are not being asked to ratify the appointment of independent auditors to audit the Company's financial statements for the year ending December 31, 2002. While we are continuing to work with Arthur Andersen LLP as our independent auditor for the financial statement review for the first quarter of 2002, the Audit Committee will continue to monitor the situation carefully and to gather additional information. The Audit Committee may determine in the future to recommend to the Company's Board of Directors that the Company engage another firm for auditing services beginning in 2002.

Arthur Andersen LLP has advised the Company that its representatives will be present at the Annual Meeting to discuss results for the year ended December 31, 2001 and to respond to appropriate questions.

During 2001, Arthur Andersen LLP performed certain non-audit services for the Company. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining Arthur Andersen LLP's independence. A summary of the audit and non-audit fees paid to Arthur Andersen in 2001 is as follows:

Audit Fees - The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit and for reviews of the Company's financial statements were approximately $335,000.

Financial Information Systems Design and Implementation Fees - There were no fees billed by Arthur Andersen LLP for professional services relating to financial information system design and implementation.

All Other Fees - The aggregate fees billed by Arthur Andersen LLP for all other services were approximately $3,331,000 which consisted of the following:
$434,000 for statutory audits of subsidiaries, benefit plans audits and internal control reviews; $2,479,000 for technical and staff support for developing internal reporting and decision systems relating to revised organizational structure; $209,000 for tax services; and $209,000 for other items.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all its executive officers, directors and greater-than-ten-percent shareholders complied with all filing requirements applicable to them during 2001, except that Robert Crudup failed to timely file a Form 4 report in a required month for sixteen transactions and Kevin Robins failed to timely file two Form 4 reports for two transactions.

Solicitation of Proxies

The accompanying proxy card is solicited on behalf of the Board of Directors of the Company. Following the original mailing of the proxy materials, proxies may be solicited personally by officers and employees of the Company, who will not receive additional compensation for these services. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of Shares.

Proposals of Shareholders

Proposals which shareholders intend to present at the next annual meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal offices (Oaks, PA 19456-1100) no later than December 25, 2002.

Additional Information

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 2001 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended.

The Company has adopted a new method of delivery for its proxy statement and annual report called "householding" to those stockholders who own their stock in nominee name (such as through a broker). Under this new method, which was recently approved by the U.S. Securities and Exchange Commission, the Company will deliver only one copy of the proxy materials to one or more beneficial nominee stockholders who share the same last name and address - and do not participate in electronic delivery - unless contrary instructions are received by the Company regarding such stockholder. The Company has adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs.

The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a nominee stockholder at a shared address to which a single copy of the documents was delivered. Such a stockholder also, upon written or oral request, may notify the Company that the stockholder wishes to receive a separate proxy statement in the future. A stockholder who shares an address also may request delivery of a single copy of the proxy statement if the stockholder is currently receiving multiple copies of its proxy statement.

Any of the above written or oral requests should be directed to Murray A. Louis, Vice President, at the Company's principal offices at Oaks, PA 19456-1100, telephone number (610) 676-1000.

EXHIBIT A: SEI INVESTMENTS COMPANY AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

A)  PURPOSE; POWERS

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. In that regard, this Charter recognizes that the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee's primary duties and responsibilities are to:

A. Serve as an independent and objective party to monitor the integrity of the Company's financial reporting process, systems of internal financial controls.

B. Monitor the independence and performance of the Company's independent auditors and internal auditing activities.

C. Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing activities and the Board of Directors.

Consistent with these duties and functions, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. In addition, the Audit Committee shall have the authority and responsibility to select, evaluate and replace the independent auditor.

The Audit Committee has the authority to retain at the Company's expense special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties and responsibilities. The Audit Committee also has the authority to conduct any investigation it deems necessary in fulfilling its duties and responsibilities.

B)  COMPOSITION

The Audit Committee shall be comprised of three or more directors, as determined by the Board. Every member of the Audit Committee shall be an independent** non-executive director and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Audit Committee members shall meet any applicable requirements of The National Association of Securities Dealers and/or any exchange on which securities of the Company are listed.

Each member of the Audit Committee shall be able to read and understand financial statements, including a company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in that member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the Committee shall be elected by the Board as provided in the By-laws of the Company. The Chair of the Audit Committee shall be elected by the Board.

--------
** See Appendix A

C)  MEETINGS

The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. Minutes of each meeting shall be prepared and sent to Committee members and to all members of the Board. Copies of the minutes may be provided to the independent auditors. As part of its job to foster open communication, the Committee should meet privately in executive session at least annually with management, the director of the internal auditing activities, the independent auditors and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

D)  RESPONSIBILITIES

The Committee's primary responsibility is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. In addition, the Committee recognizes that financial management, including the internal audit staff, as well as the independent auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

In carrying out its responsibilities, the Audit Committee shall:

1. Review and update this Charter annually. Proposed revisions shall be submitted to the Board of Directors for approval and, if approved, published in accordance with the Securities and Exchange Commission's regulations.

2. In consultation with the management, the independent auditors, and the internal audit staff, consider the integrity of the Company's financial reporting processes and controls.

3. Review with financial management and the independent auditors the Company's annual audited financial statements and any material financial reports or other financial information submitted to any governmental body or to the public prior to filing or distribution, including any certification, report, opinion, or review rendered by the independent auditors.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements on Form 10-Q prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the Audit Committee for purposes of this review.

5.   Review the independent and internal auditors' audit plans.

6. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing staff any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

7. Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

8. Review and approve the overall scope of activities of the internal audit activities and approve the charters of any internal audit committees prior to submission to the Board for approval. All such documents shall be subject to the final approval of the Board. At the request of the Board, it shall also review codes of ethics, compliance guidelines and similar Company documents and provide comments to the Board.

9. Review the independence and performance of the independent auditors, annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant, and review the fees and other compensation to be paid to the independent auditors.

10. Be responsible for insuring receipt from the independent auditors of a formal written statement delineating all relationships and services between the independent auditors and the Company, consistent with Independence Standards Board Statement No. 1, which may affect objectivity and independence of the auditors and discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take or recommend that the full Board take, appropriate action to address the independence of the outside auditors.

11. Report to the Board at each Board meeting regarding Audit Committee activities, recommendations and plans.

E)   INFORMATION TO BE PROVIDED

The Chief Financial Officer and Chief Accounting Officer of the Company shall provide to each member of the Audit Committee, promptly after receipt by the Company, copies of all material external audits of the Company or any part thereof, management letters, regulatory examinations and compliance reports and any responses prepared by the Company.

F)   AMENDMENTS

This Charter may be amended by the Audit Committee with the approval of the Board of Directors.

APPENDIX A

"Independent Director" means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a) a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;

(b) a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

(d) a director who is a partner in, or controlling shareholder or an executive officer of any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five (5%) percent of the Company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(e) a director, who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

                                 SEI INVESTMENTS



          CANADA   FRANCE   HONG KONG   IRELAND   MEXICO   SOUTH AFRICA

                  SOUTH KOREA   UNITED KINGDOM   UNITED STATES

                          [Form of front of proxy card]

PROXY                       SEI INVESTMENTS COMPANY                        PROXY

           This proxy is solicited on behalf of the Board of Directors

     The undersigned shareholder of SEI Investments Company (the "Company") hereby appoints Lydia A. Gavalis and Sherry A. Kajdan, or either of them (with full power to act alone in the absence of the other and with full power of substitution in each), the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all Shares of Common Stock of the Company held of record by the undersigned at the close of business on April 1, 2002, at the Annual Meeting of Shareholders to be held on May 14, 2002, and at any adjournments thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          [Form of back of proxy card]

                        Annual Meeting of Shareholders of

                             SEI INVESTMENTS COMPANY
                                  May 14, 2002

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card back as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number and the proxy card available when you access the web page.

YOUR CONTROL NUMBER IS --------------->

               | Please Detach and Mail in the Envelope Provided |
--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example

                Please mark, sign, date and return the proxy card
                      promptly using the enclosed envelope.

1.   Election of Directors

       FOR ALL       WITHHOLD ALL   Nominees:   Henry H. Porter, Jr.,
         [ ]             [ ]                    Kathryn M. McCarthy
                                                Sarah W. Blumenstein

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Receipt of notice of said meeting and the Proxy Statement of SEI Investments Company accompanying the same is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

CHECK HERE FOR ADDRESS CHANGE                    [ ]
CHECK HERE IF YOU PLAN TO ATTEND THE MEETING     [ ]

Signature _______________  Date _______  Signature _______________  Date _______

Note: Please sign exactly as name appears hereon. When Shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.